Exhibit 10.40

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT (the “Amendment”) to the Executive Employment Agreement dated September 27, 2001, as amended as of June 20, 2002 (the “Employment Agreement”) shall become effective as of September 28, 2003 (the “Amendment Effective Date”) by and between Nickolas A. Branica, an individual residing at 8230 Sanderling Road, Sarasota, Florida 34242 (the “Executive”), and Comdial Corporation, a Delaware corporation having offices at 106 Cattlemen Road, Sarasota, Florida 34232 (the “Company”). Capitalized terms used in this Amendment shall have the same meanings set forth in the Employment Agreement.

WHEREAS, the Company and the Executive wish to continue the Executive’s employment with the Company on the terms set forth in the Employment Agreement, as modified below.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1. Three Year Extension. The first sentence of Section 2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Unless Executive’s employment hereunder is terminated earlier pursuant to Section 5 of this Agreement, Executive’s employment hereunder shall begin on September 28, 2003 and shall expire on September 27, 2006; provided that, upon such date, Executive’s employment hereunder shall continue for additional consecutive extension terms of one (1) year each unless and until either party gives notice of termination to the other at least ninety (90) days prior to the end of the then-current extension term.”

The parties expressly agree that the foregoing change constitutes an extension of the Employment Agreement and that this extension shall take effect notwithstanding anything to the contrary in the letter from the Company to Mr. Branica dated June 23, 2003, which letter purported to terminate the Employment Agreement upon expiration of the Term (September 27, 2003) and stated that the parties would enter into a new arrangement with respect to continued employment. The parties further agree that said June 23, 2003 letter shall have no further force or effect.

2. Stock Options. The following new subsection 4.3.4 shall be added to Section 4.3 of the Employment Agreement:

“4.3.4 Further Grant. Upon the date the Company completes the amendment of its Amended and Restated 2002 Employee and Non-Employee Director Stock Incentive Plan (the “Stock Plan”) as described in this paragraph below, the Executive shall be granted options to purchase up to 150,000 shares of the Company’s common stock, par value $0.01 (“Stock”), with the exercise price of such options to be the closing price of the Stock as listed on the

OTC- BB as of the trading day prior to the date of grant, and with such options to become exercisable over a three (3) year period in annual increments of one-third (1/3). Such options shall be granted in accordance with the and pursuant to a stock option agreement in substantially the form attached hereto as Exhibit C to this Agreement, and pursuant to the Stock Plan; provided, however, the parties acknowledge that, as of the date hereof, there is insufficient Stock available for issuance under the Stock Plan to provide for issuance of the foregoing options, and that, accordingly, the Company agrees that it shall use best efforts to obtain stockholder approval to amend the Stock Plan to add sufficient Stock to provide for the issuance of these options at the earliest date possible in accordance with applicable SEC regulations. Should the Company be unable to obtain such stockholder approval, these options shall be automatically forfeited.”

3. Base Salary. Section 4.1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“4.1 Base Salary. Commencing as of September 28, 2003, the Company shall pay the Executive a “Base Salary” of $250,000.00 per year payable in installments in accordance with the Company’s regular payroll practices and subject to all withholdings required by law. On September 28, 2004, the Base Salary shall be increased to $262,500.00 per year. On September 28, 2005, the Base Salary shall be increased to $275,000.00 per year.”

4. Bonus Opportunities. Section 4.2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“4.2 Bonus Plan. In advance of each calendar year during the Term, the Board shall establish a bonus plan in consideration of the Company’s overall business goals, objectives and strategy for such year. Such plan shall provide that the Executive may earn a bonus of up to 100% of the Executive’s annual salary for each of such years if reasonable specific Company and/or individual performance objectives for such years are met.”

5. Additional Termination Benefits. The following new Section 6.4 is hereby added to the Employment Agreement:

“6.4 Stock Option Exercisability. All options to purchase Stock that are held by the Executive and that are not exercisable as of the date of the Executive’s termination shall become immediately exercisable. Further, all such options, together with any options to purchase such stock that were exercisable as of such termination date (collectively, “Options”), shall remain exercisable by the Executive (or the Executive’s estate in the case of the Executive’s death, or his legal representative in the case of his incapacity or disability) for a period of two (2) years from such termination, but in no event shall any Options be exercisable after expiration of the applicable term thereof. The foregoing shall apply to all Options presently held by the Executive and any other options to purchase Stock that are granted during the Term subsequent to the date hereof, including, without limitation, the options granted pursuant to Section 4 hereof. Furthermore, the foregoing shall apply notwithstanding any contrary provision in any prior agreement between the Company and the Executive, including, but not limited to any applicable stock option agreement; and to extent necessary, this Section 6.4 shall be construed as an amendment to any such contrary provision. Attached hereto as Exhibit D to this Agreement is a description of all Options held by the Executive as of September 28, 2003.”

6. Effectiveness. This Amendment shall be deemed effective as of Amendment Effective Date and shall not effect the terms of the Employment Agreement until such date.

7. Miscellaneous.

A. Agreement Amended. Subject to the provisions of this Section 7, this amendment shall be deemed to be an amendment to the Employment Agreement. All references to the Employment Agreement in any other document, instrument, agreement or writing hereafter shall be deemed to refer to the Employment Agreement as amended hereby.

B. Successors and Assigns. This amendment shall be binding upon and inure to the benefit of the Executive and the Company and their respective successors and assigns.

C. Governing Law. This amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of Florida, without regard to conflicts of law principles.

IN WITNESS WHEREOF, the parties hereby have executed this agreement as of the date written above.

COMDIAL CORPORATION

By:
Name:
Title:

THE EXECUTIVE

Nickolas A. Branica

EXHIBIT C

FORM OF STOCK OPTION AGREEMENT

EXHIBIT D

EXISTING STOCK OPTIONS